Exhibit 5.2

Goodwin Procter LLP Three Embarcadero Center San Francisco, CA 94111 goodwinlaw.com +1 415 733 6000

May 4, 2023

BridgeBio Pharma, Inc.

3160 Porter Drive, Suite 250

Palo Alto, CA 94304

Re:    Securities Registered under Registration Statement on Form S-3ASR

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3ASR (as amended or supplemented, the “Registration Statement”) filed on May 4, 2023 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by BridgeBio Pharma, Inc., a Delaware corporation (the “Company”) of any combination of securities of the types specified therein. The Registration Statement automatically became effective when filed on May 4, 2023. Reference is made to our opinion letter dated May 4, 2023 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the sales agreement prospectus (the “Prospectus”) contained in the Registration Statement. The Prospectus relates to the offering by the Company of up to $450,000,000 in shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”) covered by the Registration Statement. The Shares are being offered and sold by the sales agents named in, and pursuant to, the Equity Distribution Agreement among the Company and such sales agents.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that the Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors prior to the date hereof (the “Minimum Price”) and that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares that may be issued for the Minimum Price.

For purposes of the opinion set forth below, we refer to the following as “Future Approval and Issuance”: (a) the approval by the Company’s board of directors (or a duly authorized committee of the board of directors) of the issuance of the Shares (the “Approval”) and (b) the issuance of the Shares in accordance with the Approval and the receipt by the Company of the consideration (which shall not be less than the par value of such Shares) to be paid in accordance with the Approval.

BridgeBio Pharma, Inc.

May 4, 2023

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefore as specified in the Equity Distribution Agreement, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP